Exhibit 21.1

Subsidiaries of the Company

Riverbed Technology Ltd (UK)

Riverbed Technology S.A.R.L. (France)

Riverbed Technology Pte Ltd (Singapore)

Riverbed Technology GmbH (Germany)

Riverbed Technology Australia Pty Ltd. (Australia)

Riverbed Technology Korea Chusik Hoesa (Korea)

Riverbed Technology Ltd. (Hong Kong)

Riverbed Technology KK (Japan)

Riverbed Technology BV (Netherlands)

Riverbed Technology India Pvt. Ltd. (India)

Riverbed Technology International, Inc. (Delaware)

Riverbed Technology Italia (Italy)

Riverbed Technology AG (Switzerland)

Riverbed Technology B.V. (Netherlands)